Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Post Effective Amendments No. 2 and No. 1 to Registration Statements on Form S-8 pertaining to the NovoCure Employee Share Purchase Plan and NovoCure Limited 2025 Employee Share Purchase Plan of NovoCure Limited of our reports dated February 27, 2025, with respect to the consolidated financial statements of NovoCure Limited and the effectiveness of internal control over financial reporting of NovoCure Limited included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ KOST FORER GABBAY AND KASIERER
A member of EY Global
Tel Aviv, Israel	/s/
June 30, 2025